Exhibit 99.2

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:

Tom Ryan Investor Relations Advisor	Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Senior Vice President and CFO
ph: 203.682.8200	ph: 702.897.7150
fax: 203.682.8201	fax: 702.270.5161

SHUFFLE MASTER, INC. ANNOUNCES CLOSING OF PROGRESSIVE
GAMING’S WORLDWIDE TABLE GAMES DIVISION ASSETS

LAS VEGAS . . . September 28, 2007 . . . Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) announced today the closing of its acquisition of Progressive Gaming International Corporation’s (NASDAQ: PGIC) worldwide Table Games Division (“TGD”) assets including the worldwide rights and lease contracts for all of PGIC’s table game titles including Caribbean Stud® and Texas Hold ‘Em Bonus®.  The Company also entered into a Software Distribution License Agreement (“SDLA”) with PGIC, under which PGIC will be the exclusive provider of progressive table technology to Shuffle Master, with certain exceptions.

Under the terms of the Purchase Agreement, PGIC received an upfront payment of just under $19.8 million.  The Purchase Agreement also provides for future earn-out payments, where permitted, beginning in calendar 2008, including $3.5 million in guaranteed minimum payments over a 4-year period.  The future earn-out payments are based on the growth of the acquired TGD assets in excess of annual baseline revenue of $4.8 million.  For 2008 and 2009, the earn-out will be 23% of revenue above the baseline amount.  For 2010 and 2011, the earn-out will be 19% of revenue above the baseline, and for 2012 to 2016, 10.75%.  The recurring revenue for the twelve months ended June 30, 2007 of the acquired TGD assets totaled approximately $4.8 million.  The acquired installed base as of September lst totaled 621 tables.

Under the Purchase Agreement, Shuffle Master acquired PGIC’s Game ManagerTM software and related table hardware (“GMS”). The SDLA provides a framework for Shuffle Master to further exploit the GMS, as well as to use PGIC’s Casinolink® Jackpot SystemTM for installations where the GMS cannot handle the total number of tables and/or properties being managed.  The Company will pay PGIC a $3.0 million recoupable advance upon the initial integration of PGIC’s progressive technology with Shuffle Master’s proprietary table games.  The Company plans to immediately integrate the GMS with certain versions of Shuffle Master’s proprietary table games and is expected to be completed in Shuffle Master’s fiscal fourth quarter.  Additionally, once the $3.0 million advance is recouped, PGIC will receive recurring quarterly royalty payments for the placement of PGIC’s progressive technology on Shuffle Master’s proprietary table games, subject to Shuffle Master’s further recoupment of $1.75 million related to an earlier licensing transaction with PGIC.  The royalty rate for Shuffle Master proprietary games is 15% of the net incremental revenue attributable to adding the progressive element, subject to a $100 per month per table minimum, excluding current and future placements of titles acquired as part of the Purchase Agreement.

Shuffle Master estimates that the total consideration that it will pay to PGIC for all of the above, including all upfront payments and future earn-outs, is approximately $30.0 million.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including live proprietary table games, electronic multi-player table game platforms, traditional video slot machines for select markets, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Company’s senior convertible notes and its senior secured revolving credit facility, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations; and the Company’s ability to successfully and economically integrate the operations of any acquired companies, such as Stargames. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

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